Exhibit 23.J


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-44568 of The Hillman Aggressive Equity Fund and The Hillman Total Return Fund (each a series of the Hillman Capital Management Investment Trust) of our reports dated October 28, 2002, included in the Anuual Report for the year ended September 30, 2002, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP

January 28, 2003
Pittsburgh, Pennsylvania